Exhibit 99.1

Media	Investors
Janis Allen	Isaac Garden
(805) 330‑4899	(818) 264‑4907

PennyMac Financial Services, Inc. Reports Third Quarter 2019  Results and Initiates Quarterly Dividend

Westlake Village, CA,  October 31,  2019 – PennyMac Financial Services, Inc. (NYSE: PFSI) today reported net income of $121.5 million for the third quarter of 2019,  or $1.51 per share on a diluted basis, on revenue of $436.3 million.  Book value per share increased to $24.37  from $22.72 at June 30, 2019.

PFSI also announced today that it has initiated a quarterly dividend for common stockholders, and the Board of Directors has declared a cash dividend of $0.12 per share of common stock for the third quarter of 2019.  This dividend will be paid on November 29, 2019, to common stockholders of record as of November 15, 2019.  The dividend level will be reviewed each quarter and determined based on a number of factors, including, among other things, PennyMac Financial’s earnings, liquidity, growth outlook, the capital required to support ongoing growth opportunities, the forward-looking economic environment, and compliance with other internal and external requirements.

Third Quarter 2019 Highlights

•	Pretax income was $166.2 million, up 67 percent from the prior quarter and 169 percent from the third quarter of 2018
o	Record pretax income and operating earnings[1] driven by strong Production segment results and disciplined hedging of mortgage servicing rights (MSRs)
•	Production segment pretax income was $179.3 million, up 82 percent from the prior quarter and 599 percent from the third quarter of 2018, driven by record production volumes and higher margins
o	Total loan acquisitions and originations were $34.9 billion in unpaid principal balance (UPB), up 44 percent from the prior quarter and 94 percent from the third quarter of 2018
o	PFSI’s correspondent interest rate lock commitments (IRLCs) totaled $16.8 billion in UPB, up 33 percent from the prior quarter and 80 percent from the third quarter of 2018[2]
o	Direct lending IRLCs were a record $5.6 billion in UPB, up 39 percent from the prior quarter and 184 percent from the third quarter of 2018
o

Correspondent acquisitions of conventional loans fulfilled for PennyMac Mortgage Investment Trust (NYSE: PMT)  were $16.6 billion in UPB, up 55 percent from the prior quarter and 122 percent from the third quarter of 2018

[1]

In the fourth quarter of 2017, diluted earnings per share were $2.44, which included a $1.79 contribution from the remeasurement of deferred tax items due to enactment of the Tax Cuts and Jobs Act of 2017

[2]	Consists of correspondent government and non-delegated IRLCs

•	Servicing segment pretax loss was $18.1 million, versus a pretax loss of $2.7 million in the prior quarter and pretax income of $33.6 million in the third quarter of 2018
o

Valuation-related items included a $295.5  million loss in the fair value of MSRs, partially offset by $254.0 million in hedging and other gains; net impact on pretax income was $(43.3) million and on earnings per share was $(0.39)

o	Pretax income excluding valuation-related items was $25.2 million, down 46 percent from the prior quarter and 16 percent from the third quarter of 2018

–Additional technology-related expenses of $7 million over the prior quarter related to the development and completion of our servicing system modules; servicing technology expenses are expected to be $15‑20 million lower in 2020 versus 2019

–$9.3 million increase in early buyout (EBO) loan-related expenses over the prior quarter; EBO loan volume more than doubled from the prior quarter and is expected to benefit future period income from loan redeliveries

–Higher realization of MSR cash flows due to higher prepayment expectations from lower interest rates

o	The servicing portfolio grew to $348.5 billion in UPB, up 4 percent from June 30, 2019 and 22 percent from September 30, 2018
•	Investment Management segment pretax income was $5.0 million, up from $4.0 million in the prior quarter and $2.5 million in the third quarter of 2018
o	Revenue was $11.8 million, an increase of 14 percent from the prior quarter and 49 percent from the third quarter of 2018
o

Net assets under management (AUM) were $2.2 billion, up 14 percent from June 30, 2019, and 42 percent from September 30, 2018, driven by $253 million in new common equity raised by PMT during the quarter

“PFSI delivered exceptional results this quarter, driven by record mortgage loan volumes and market share gains across all of our production channels combined with continued focus and discipline on hedging our mortgage servicing rights during this rapidly changing interest rate environment,” said President and CEO David Spector.  “Our ability to quickly scale our operational capabilities and respond to the larger market environment reflects multi-year investments in our technology and infrastructure.  As a result, I am pleased to note that PennyMac was the largest correspondent aggregator in the U.S. during the third quarter, as reported by Inside Mortgage Finance.  Continued growth in our servicing portfolio and our customer base to more than 1.7 million consumers provides us with a strong foundation for future growth opportunities, while our hedging performance largely offset fair value losses on our MSR asset.  And finally, our investment management segment continues to perform well, driven by PMT’s capital raising activities in support of its strong organic investment growth opportunities.  Given the current market environment, we expect exceptional performance for PennyMac Financial to continue through the fourth quarter, while the continued growth of our production, servicing and investment management businesses is expected to drive long-term earnings performance.”

Executive Chairman Stanford L. Kurland added, “Now in our twelfth year of operations, PennyMac Financial has established itself as a leading independent mortgage banking enterprise with the demonstrated ability to profitably navigate and grow through varying market environments.  We are positioned for continued growth as we evolve our loan production and servicing platforms to provide sustainable long-term competitive advantages.  Notably, I am pleased to announce the successful completion of our servicing system environment, which we believe is a substantial technological advancement for PennyMac Financial.  It will allow us to fully leverage cloud-based infrastructure and real-time processing, and enable us to reduce costs, increase scalability and decrease response times to changes in regulations and the market environment.  I am immensely proud of PFSI’s success and also pleased to announce that our

Board of Directors has approved the initiation of a quarterly cash dividend.  At the forefront of our strategic mission is to deliver superior returns and value to our stockholders, and we believe the establishment of a quarterly cash dividend is an important component in the structure of providing long-term, sustainable stockholder returns.”

The following table presents the contributions of PennyMac Financial’s  segments to pretax income:

	Quarter ended September, 2019
	Mortgage Banking			Investment
	Production	Servicing	Total	Management	Total
	(in thousands)
Revenue
Net gains on mortgage loans held for sale at fair value	$216,132	$19,600	$235,732	$—	$235,732
Loan origination fees	49,434	—	49,434	—	49,434
Fulfillment fees from PMT	45,149	—	45,149	—	45,149
Net servicing fees	—	66,229	66,229	—	66,229
Management fees	—	—	—	10,098	10,098
Net interest income (expense):
Interest income	22,445	61,007	83,452	—	83,452
Interest expense	18,423	37,936	56,359	21	56,380
	4,022	23,071	27,093	(21)	27,072
Other	324	567	891	1,742	2,633
Total net revenue	315,061	109,467	424,528	11,819	436,347
Expenses	135,777	127,581	263,358	6,792	270,150
Pretax income (loss)	$179,284	$(18,114)	$161,170	$5,027	$166,197

Production Segment

Production includes the correspondent acquisition of newly originated government-insured mortgage loans for PennyMac Financial’s  own account, the underwriting and acquisition of loans from correspondent sellers on a non-delegated basis, fulfillment services on behalf of PMT and direct lending through the consumer direct and broker direct channels.

PennyMac Financial’s loan production activity for the quarter totaled $34.9 billion in UPB, $18.3 billion of which was for its own account, and $16.6 billion of which was fee-based fulfillment activity for PMT.  Correspondent government, non-delegated and direct lending IRLCs totaled $22.4 billion in UPB, up 34 percent from the prior quarter and 99 percent from the third quarter of 2018.

Production segment pretax income was $179.3 million, up 82 percent from the prior quarter and 599 percent from the third quarter of 2018.  Production revenue totaled $315.1 million, up 60 percent from the prior quarter and 203 percent from the third quarter of 2018.  The quarter-over-quarter increase was driven by a $91.3 million increase in net gains on loans held for sale, due to higher production volumes and margins  across all production channels.

The components of net gains on loans held for sale are detailed in the following table:

	Quarter ended
	September 30,	June 30,	September 30,
	2019	2019	2018
	(in thousands)
Receipt of MSRs in loan sale transactions	$227,256	$176,493	$147,259
Mortgage servicing rights recapture payable to PennyMac Mortgage Investment Trust	(1,896)	(1,408)	(1,157)
Provision for representations and warranties, net	(1,333)	(727)	(687)
Cash investment(1)	(108,408)	(49,005)	(90,199)
Fair value changes of pipeline, inventory and hedges	120,113	22,180	1,698
Net gains on mortgage loans held for sale	$235,732	$147,533	$56,914
Net gains on mortgage loans held for sale by segment:
Production	$216,132	$124,860	$34,947
Servicing	$ 19,600	$22,673	$21,967

(1)	Net of cash hedging results

PennyMac Financial performs fulfillment services for conventional conforming and jumbo loans acquired by PMT from non-affiliates in its correspondent production business.  These services include, but are not limited to,  marketing;  relationship management;  correspondent seller approval and monitoring;  loan file review; underwriting;  pricing;  hedging and activities related to the subsequent sale and securitization of loans in the secondary mortgage markets for PMT.

Fees earned from the fulfillment of correspondent loans on behalf of PMT totaled $45.1 million in the third quarter, up 53 percent  from the prior quarter and 72 percent from the third quarter of 2018.  The quarter-over-quarter increase in  fulfillment fee revenue was driven by a  55 percent increase in acquisition volumes by PMT,  partially offset by a slight decrease in the weighted average fulfillment fee rate to 27  basis points from 28 basis points in the prior quarter, reflecting discretionary reductions to facilitate successful loan acquisitions by PMT.

Net interest income totaled $4.0 million,  down from $5.0 million in the prior quarter and $15.7 million in the third quarter of 2018.  Net interest income in the third quarter included $1.6 million in incentives which the Company was entitled to receive under one of its master repurchase agreements to finance mortgage loans that satisfied certain consumer relief characteristics, down from $3.9 million and $12.8 million in the second quarter of 2019 and the third quarter of 2018, respectively.  As expected, the lender completed the orderly wind down of the incentive program during the quarter ended September 30, 2019.  The related master repurchase agreement expired on August 31, 2019.

Production segment expenses were $135.8 million, up 38 percent from the prior quarter and 73 percent from the third quarter of 2018 as a result of production volume growth.

Servicing Segment

Servicing includes income from owned MSRs,  subservicing and special servicing activities.  Servicing segment pretax loss was $18.1 million, versus a pretax loss of $2.7 million in the prior quarter and pretax income of $33.6 million in the third quarter of 2018.  Servicing segment revenues totaled $109.5 million, up 14 percent from the prior quarter and down 21 percent from the third quarter of 2018.  The quarter-over-quarter increase was primarily driven by lower net valuation-related losses resulting from the decline in mortgage rates and increased interest income related to custodial deposits, partially offset by higher realization of MSR cash flows.

Net loan servicing fees totaled $66.2 million and included $224.9 million in servicing fees reduced by $117.2 million from the realization of MSR cash flows.  Net valuation-related losses totaled $41.5 million, which included  MSR fair value losses of $295.5 million,  partially offset by hedging gains of $250.1  million and a $3.9 million gain due to the change in fair value of the excess servicing spread liability.  The MSR fair value losses primarily resulted from expectations for increased prepayment activity driven by the continued decline in mortgage rates in the quarter.

The following table presents a breakdown of net loan servicing fees:

	Quarter ended
	September 30,	June 30,	September 30,
	2019	2019	2018
	(in thousands)
Servicing fees (1)	$224,949	$218,329	$174,262
Effect of MSRs:
Realization of cash flows	(117,220)	(106,774)	(71,362)
Change in fair value of MSRs	(295,510)	(259,205)	60,883
Change in fair value of excess servicing spread financing	3,864	3,604	(1,109)
Hedging gains (losses)	250,146	203,180	(52,971)
Total change in fair value of MSRs	(158,720)	(159,195)	(64,559)
Net loan servicing fees	$66,229	$59,134	$109,703

(1)	Includes contractually-specified servicing fees

Servicing segment revenue also included $19.6 million in net gains on loans held for sale from the securitization of reperforming government-insured and guaranteed loans, compared to $22.7 million in the prior quarter and $22.0 million in the third quarter of 2018.  These loans were previously purchased out of Ginnie Mae securitizations as EBO loans and brought back to performing status through PennyMac Financial’s successful servicing efforts, primarily with the use of loan modifications.  Net interest income totaled $23.1  million, up from  $13.0  million in the prior quarter and $6.4  million in the third quarter of 2018.  Interest income increased by $9.0 million from the prior quarter, primarily driven by higher interest income related to custodial deposit balances, while interest expense decreased by $1.1  million.

Servicing segment expenses totaled $127.6 million,  up 29 percent from the prior quarter driven by additional technology-related expenses of approximately $7  million related to the development and completion of our servicing system modules, and $9.3 million of increased expenses related to EBO loan volume, which more than doubled from the prior quarter.

The total servicing portfolio reached $348.5 billion in UPB at September 30,  2019, an increase of 4 percent from June 30, 2019 and 22 percent from September 30,  2018, with the quarter-over-quarter growth driven by the Company’s loan production activities.  PennyMac Financial subservices and conducts special servicing for $120.6 billion in UPB, an increase of 11 percent from June 30, 2019 and 38 percent from September 30,  2018.  PennyMac Financial’s  owned MSR portfolio grew to $227.9 billion in UPB, an increase of 1 percent from the prior quarter end and 16 percent from September 30, 2018.

The table below details PennyMac Financial’s servicing portfolio UPB:

	September 30,	June 30,	September 30,
	2019	2019	2018
	(in thousands)
Prime servicing:
Owned
Mortgage servicing rights
Originated	$157,437,101	$152,546,247	$138,311,827
Acquisitions	63,778,892	68,153,929	55,347,551
	221,215,993	220,700,176	193,659,378
Mortgage servicing liabilities	2,327,687	1,297,421	1,265,461
Mortgage loans held for sale	4,323,252	3,342,187	2,352,771
	227,866,932	225,339,784	197,277,610
Subserviced for PMT	120,460,120	108,856,599	86,389,458
Total prime servicing	348,327,052	334,196,383	283,667,068
Special servicing:
Subserviced for PMT	147,956	274,626	837,003
Total loans serviced	$348,475,008	$334,471,009	$284,504,071

Mortgage loans serviced:
Owned
Mortgage servicing rights	$221,215,993	$220,700,176	$193,659,378
Mortgage servicing liabilities	2,327,687	1,297,421	1,265,461
Mortgage loans held for sale	4,323,252	3,342,187	2,352,771
	227,866,932	225,339,784	197,277,610
Subserviced	120,608,076	109,131,225	87,226,461
Total mortgage loans serviced	$348,475,008	$334,471,009	$284,504,071

Investment Management Segment

PennyMac Financial manages PMT for which it earns base management fees and may earn incentive compensation.  Net AUM were $2.2 billion as of September 30,  2019,  up 14 percent from June 30, 2019 and 42 percent from September 30,  2018.  The quarter-over-quarter growth was driven by PMT’s  issuance of approximately $253 million of common shares during the third quarter.

Pretax income for the Investment Management segment was $5.0 million,  up from $4.0 million in the prior quarter and $2.5 million in the third quarter of 2018.  Management fees, which include base management and performance incentive fees from PMT,  increased 14 percent from the prior quarter and 56 percent from the third quarter of 2018.  Base management fees were $7.9 million in the quarter, up from $6.8 million in the prior quarter and $5.8 million in the third quarter of 2018 as a result of PFSI’s  increased AUM.  Performance-based incentive fees were $2.2  million, up from $2.0 million in the prior quarter and $0.7 million in the third quarter of 2018, driven by PMT’s  continued strong performance.

The following table presents a breakdown of management fees and carried interest:

	Quarter ended
	September 30,	June 30,	September 30,
	2019	2019	2018
	(in thousands)
Management fees:
PennyMac Mortgage Investment Trust
Base	$7,914	$6,839	$5,799
Performance incentive	2,184	1,993	683
	10,098	8,832	6,482
Investment Funds	—	—	(11)
Total management fees	10,098	8,832	6,471
Carried Interest	—	—	(17)
Total management fees and Carried Interest	$10,098	$8,832	$6,454

Net assets of Advised Entities:
PennyMac Mortgage Investment Trust	$2,219,611	$1,943,934	$1,558,563

Investment Management segment expenses totaled $6.8 million,  up 7 percent from the prior quarter and 24 percent from the third quarter of 2018.

Consolidated Expenses

Total expenses for the third quarter were $270.2 million, up 33 percent from the prior quarter and 43 percent from the third quarter of 2018.  The year-over-year change was primarily driven by higher volumes of activity in the Production segment and increased expenses in the Servicing segment as noted earlier.

***

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at ir.pennymacfinancial.com beginning at 1:30 p.m. (Pacific Time) on Thursday,  October 31,  2019.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.  Additional information about PennyMac Financial Services, Inc. is available at ir.pennymacfinancial.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, the recently completed corporate reorganization, the expected benefits and market and financial impact of the reorganization and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: the continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our businesses; the mortgage lending and servicing-related regulations promulgated by the Consumer Financial Protection Bureau and its enforcement of these regulations; our dependence on U.S. government‑sponsored entities and changes in their current roles or their guarantees or guidelines;

changes to government mortgage modification programs; the licensing and operational requirements of states and other jurisdictions applicable to the Company’s businesses, to which our bank competitors are not subject; foreclosure delays and changes in foreclosure practices; certain banking regulations that may limit our business activities; changes in macroeconomic and U.S. real estate market conditions; difficulties inherent in growing loan production volume; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights and our success in winning bids; changes in prevailing interest rates; increases in loan delinquencies and defaults; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant source of financing for, and revenue related to, our mortgage banking business; any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all; our obligation to indemnify third‑party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances; our obligation to indemnify PMT if its services fail to meet certain criteria or characteristics or under other circumstances; decreases in the returns on the assets that we select and manage for our clients, and our resulting management and incentive fees; the extensive amount of  regulation applicable to our investment management segment; conflicts of interest in allocating our services and investment opportunities among us and our advised entities; the effect of public opinion on our reputation; our recent growth; our ability to effectively identify, manage, monitor and mitigate financial risks; our initiation of new business activities or investment strategies or expansion of existing business activities or investment strategies; our ability to detect misconduct and fraud; our ability to mitigate cybersecurity risks and cyber incidents; our exposure to risks of loss with real estate investments resulting from adverse weather conditions and man-made or natural disasters; and our organizational structure and certain requirements in our charter documents.  You should not place undue reliance on any forward- looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	June 30,	September 30,
	2019	2019	2018
	(in thousands, except share amounts)
ASSETS
Cash	$201,268	$231,388	$102,627
Short-term investments at fair value	90,663	75,542	145,476
Loans held for sale at fair value	4,522,971	3,506,406	2,416,955
Assets purchased from PennyMac Mortgage Investment Trust under agreements to resell pledged to creditors	107,678	118,716	133,128
Derivative assets	232,948	168,116	73,618
Servicing advances, net	271,501	271,534	259,609
Investment in PennyMac Mortgage Investment Trust at fair value	1,667	1,637	1,518
Mortgage servicing rights	2,556,253	2,720,335	2,785,964
Real estate acquired in settlement of loans	20,328	8,160	2,493
Operating lease right-of-use assets	53,384	53,977	—
Furniture, fixtures, equipment and building improvements, net	32,221	33,373	31,662
Capitalized software, net	57,975	55,642	36,484
Receivable from PennyMac Mortgage Investment Trust	39,744	34,695	27,467
Loans eligible for repurchase	892,631	1,007,435	889,335
Other	221,967	111,420	86,194
Total assets	$9,303,199	$8,398,376	$6,992,530

LIABILITIES
Assets sold under agreements to repurchase	$3,538,889	$2,747,084	$1,739,638
Mortgage loan participation and sale agreements	514,625	523,177	524,667
Notes payable	1,293,625	1,293,180	1,291,847
Obligations under capital lease	23,881	28,295	9,630
Excess servicing spread financing payable to PennyMac Mortgage Investment Trust at fair value	183,141	194,156	223,275
Derivative liabilities	14,035	15,952	12,693
Operating lease liabilities	72,160	73,461	-
Mortgage servicing liabilities at fair value	34,294	12,948	9,769
Accounts payable and accrued expenses	215,379	151,504	140,363
Payable to PennyMac Mortgage Investment Trust	61,862	65,605	91,818

Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	46,537	46,537	47,605
Income taxes payable	480,559	441,336	74,158
Liability for loans eligible for repurchase	892,631	1,007,435	889,335
Liability for losses under representations and warranties	19,968	18,709	21,022
Total liabilities	7,391,586	6,619,379	5,075,820

STOCKHOLDERS' EQUITY
Common stock—authorized 200,000,000 shares of $0.0001 par value; issued and outstanding 78,434,556, 78,304,899, and 25,195,436 shares, respectively	8	8	3
Additional paid-in capital	1,328,166	1,317,023	236,457
Retained earnings	583,439	461,966	304,386
Total stockholders' equity attributable to PennyMac Financial Services, Inc. common stockholders	1,911,613	1,778,997	540,846
Noncontrolling interests in Private National Mortgage Acceptance Company, LLC	—	—	1,375,864
Total stockholders' equity	1,911,613	1,778,997	1,916,710
Total liabilities and stockholders’ equity	$9,303,199	$8,398,376	$6,992,530

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	September 30,	June 30,	September 30,
	2019	2019	2018
	(in thousands, except earnings per share)
Revenue
Net gains on loans held for sale at fair value	$235,732	$147,533	$56,914
Loan origination fees	49,434	36,924	26,485
Fulfillment fees from PennyMac Mortgage Investment Trust	45,149	29,590	26,256
Net loan servicing fees:
Loan servicing fees
From non-affiliates	185,967	180,753	147,182
From PennyMac Mortgage Investment Trust	12,964	11,568	10,071
Other fees	26,018	26,008	17,009
	224,949	218,329	174,262
Change in estimated fair value of mortgage servicing rights and excess servicing spread financing	(158,720)	(159,195)	(64,559)
Net loan servicing fees	66,229	59,134	109,703
Net interest income:
Interest income	83,452	70,900	60,964
Interest expense	56,380	52,924	38,775
	27,072	17,976	22,189
Management fees, net:
From PennyMac Mortgage Investment Trust	10,098	8,832	6,482
From Investment Funds	—	—	(11)
	10,098	8,832	6,471
Carried Interest from Investment Funds	—	—	(17)
Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust	66	119	129
Results of real estate acquired in settlement of loans	188	743	194
Other	2,379	2,126	2,605
Total net revenue	436,347	302,977	250,929
Expenses
Compensation	141,132	114,717	103,364
Servicing	47,909	29,008	40,797
Technology	20,385	16,080	15,273
Loan origination	34,851	23,071	7,203
Occupancy and equipment	7,257	7,042	7,117
Professional services	9,682	6,313	7,117
Other	8,934	7,156	8,361
Total expenses	270,150	203,387	189,232
Income before provision for income taxes	166,197	99,590	61,697
Provision for income taxes	44,724	26,894	5,545
Net income	121,473	72,696	56,152
Less: Net income attributable to noncontrolling interest	—	—	41,663
Net income attributable to PennyMac Financial Services, Inc. common stockholders	$121,473	$72,696	$14,489

Earnings per share
Basic	$1.55	$0.93	$0.58
Diluted	$1.51	$0.92	$0.57
Weighted-average common shares outstanding
Basic	78,361	78,335	25,125
Diluted	80,382	79,318	78,913